Exhibit 99.1

December 29, 2004

Contact:

Michael G. Long

Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM COMPLETES ACQUISITION OF SOUTH TEXAS PROPERTIES

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) announced today that it has completed the previously announced $50 million acquisition (the “Acquisition”) of oil and natural gas properties in south Texas from Contango Oil & Gas Company (AMEX: MCF), pursuant to the Asset Purchase Agreement dated as of October 7, 2004.  The properties are located primarily in Jim Hogg, County Texas and produce from the Queen City formation.  The properties consist of 38 non-operated wells with an average 68% working interest and 52% net revenue interest.  After giving effect to the net revenues received for production occurring after the effective date of July 1, 2004 through October 31, 2004, the preliminary adjusted purchase price was $43.2 million.  Edge anticipates a further downward adjustment to the purchase price pursuant to the post-closing adjustment provisions of the Asset Purchase Agreement of approximately $3 million to reflect the results of operations from November 1, 2004 through closing.  As of the end of November 2004, these properties were producing at a net daily rate of approximately 10 MMcfe.

There were no material relationships between Edge and Contango prior to the consummation of the Acquisition.  Edge financed the cash purchase of the properties through the proceeds from a public offering of 3,500,000 shares of its common stock, which closed on December 21, 2004.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

Statements regarding the expected post-closing adjustment and final purchase price and any other statements that are not historical facts, are forward looking statements that involve certain risks, uncertainties and assumptions which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include but are not limited to actions by the seller in the Acquisition, results of operations of the properties and of post-closing adjustments, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of Edge to meet its business and financial goals and other factors  included in Edge’s filings with the Securities and Exchange Commission. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.